As filed with the Securities and Exchange Commission on September 30, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLAS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0404430
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

1550 Coraopolis Heights Road Moon Township, PA	15108
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Atlas Energy, Inc. Assumed Long-Term Incentive Plan

(Full title of the plan)

Lisa Washington

Senior Vice President, Chief Legal Officer and Secretary

Atlas Energy, Inc.

1550 Coraopolis Heights Road

Moon Township, PA 15108

(Name and address of agent for service)

(412) 262-2830

(Telephone number, including area code, of agent for service)

Copy to:

Lisa A. Ernst

Ledgewood

1900 Market Street, Suite 750

Philadelphia, PA 19103

(215) 731-9450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share:	2,927,027	$23.67	$69,282,730	$3,866

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 2,927,027 shares of the common stock, value $0.01 per share, of Atlas Energy, Inc. (formerly known as Atlas America, Inc.), a Delaware corporation (the “Registrant”) issuable pursuant to equity compensation awards outstanding under the Amended and Restated Atlas Energy, Inc. Assumed Long-Term Incentive Plan (formerly known as the Amended and Restated Atlas Energy Resources Long-Term Incentive Plan), assumed by the Registrant in connection with the acquisition of Atlas Energy Resources, LLC, a Delaware limited liability company (“Atlas Energy”) pursuant to an Agreement and Plan of Merger dated as of April 27, 2009.
(2)	Estimated solely for purposes of determining the registration fee computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based on the average of the high and low sales prices of the Registrant’s common stock as reported on NASDAQ on September 24, 2009.
(3)	Pursuant to Rule 416 promulgated under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or other transactions.

EXPLANATORY NOTE

On, the April 27, 2009, the Registrant, ATLS Merger Sub, LLC, a wholly owned subsidiary of the Registrant (“Merger Sub”), Atlas Energy Management, Inc. and Atlas Energy entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Atlas Energy (the “Merger”). On September 29, 2009, upon the consummation of the Merger, Atlas Energy became a wholly owned subsidiary of the Registrant. In connection with the Merger, outstanding options, phantom units and restricted units providing a right to acquire Atlas Energy common units granted under the Amended and Restated Atlas Energy Resources Long-Term Incentive Plan were assumed by the Registrant and converted at the effective time of the merger into options, phantom units and restricted units to acquire shares of common stock of the Registrant (the “Registrant Common Stock”) under the Amended and Restated Atlas Energy, Inc. Assumed Long-Term Incentive Plan. This Registration Statement on Form S-8 registers the aggregate number of shares of Registrant Common Stock that may be issued pursuant to such assumed awards.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

•

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009, and as amended by Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, filed with the SEC on April 30, 2009, updated as to Items 6, 7 and 8 thereof by the information contained under the headings “Selected Historical Financial Data of Atlas America,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Atlas America” and “Atlas America, Inc. and Subsidiaries Financial Statements,” respectively, included in the prospectus filed pursuant to Rule 424(b)(3) on August 25, 2009;

•	the Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	the Registrant’s current reports on Form 8-K filed with the SEC on January 30, 2009, April 22, 2009, April 27, 2009, June 1, 2009, June 2, 2009, June 5, 2009, July 7, 2009 and September 30, 2009;

•

the description of the authorized capital stock of the Registrant contained in the Registrant’s registration statement filed on Form 8-A/A on May 7, 2004, including any amendment or report filed for the purpose of updating the description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under the provisions of Section 145 of the Delaware General Corporation Law, the registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings).

The registrant’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the registrant to the fullest extent permitted by applicable law; provided, however, the registrant is not obligated to indemnify any director or officer with respect to a proceeding that was initiated by such director or officer unless such proceeding was authorized or consented to by the Board of Directors of the registrant.

In addition, the registrant’s Amended and Restated Bylaws require the registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The registrant’s Amended and Restated Bylaws also provide that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that such person is or was a director or officer, of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

In addition, the registrant’s Amended and Restated Bylaws provide that expenses incurred by a director or officer defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the individual is not entitled to be indemnified by the registrant.

The indemnification and advancement of expenses provided by the Amended and Restated Bylaws continues for a person who has ceased to be a director, officer, employee or agent.

In accordance with the Delaware General Corporation Law, the registrant’s Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of the directors of the registrant for violations of their fiduciary duty except to the extent such limitation is not permitted under the Delaware General Corporation Law.

The registrant maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits furnished as part of this registration statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 30th day of September, 2009.

ATLAS ENERGY, INC.

By:	/S/ MATTHEW A. JONES
Name:	Matthew A. Jones
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Edward E. Cohen and Matthew A. Jones and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD E. COHEN Edward E. Cohen	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	September 30, 2009

/s/ JONATHAN Z. COHEN Jonathan Z. Cohen	Vice Chairman	September 30, 2009

/s/ MATTHEW A. JONES Matthew A. Jones	Chief Financial Officer (Principal Financial Officer)	September 30, 2009

/s/ SEAN P. MCGRATH Sean P. McGrath	Chief Accounting Officer (Principal Accounting Officer)	September 30, 2009

/s/ CARLTON M ARRENDELL Carlton M Arrendell	Director	September 30, 2009

/s/ GAYLE P. JACKSON Gayle P. Jackson	Director	September 30, 2009

/s/ DONALD W. DELSON Donald W. Delson	Director	September 30, 2009

/s/ DENNIS A. HOLTZ Dennis A. Holtz	Director	September 30, 2009

/s/ HARMON S. SPOLAN Harmon S. Spolan	Director	September 30, 2009

/s/ MARK C. BIDERMAN Mark C. Biderman	Director	September 30, 2009

/s/ ELLEN F. WARREN Ellen F. Warren	Director	September 30, 2009

/s/ WALTER C. JONES Walter C. Jones	Director	September 30, 2009

/s/ BRUCE M. WOLF Bruce M. Wolf	Director	September 30, 2009

/s/ JESSICA K. DAVIS Jessica K. Davis	Director	September 30, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation(2)

4.2	Amended and Restated Bylaws(1)

5.1	Opinion of counsel

23.1	Consent of counsel (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm

23.3	Consent of Grant Thornton LLP, independent registered public accounting firm

24.1	Power of attorney (included in the signature page to this Registration Statement)

99.1	Amended and Restated Atlas Energy Inc. Assumed Long-Term Incentive Plan

(1)	Previously filed as an exhibit to the Registrant’s Form 8-K filed June 14, 2005.
(2)	Previously filed as an exhibit to the Registrant’s Form 8-K filed September 30, 2009.